Exhibit 10.1

[Name]

[Date]

Dear [Name]:

As you know, Dynavax Technologies Corporation, a Delaware corporation (the “Company”) entered into an Agreement and Plan of Merger, dated as of December 23, 2025, with SANOFI, a French société anonyme (“Parent”) and Samba Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In recognition of your service to the Company and contingent upon the Closing, the Company has approved the Gross-Up Payment(s) (as defined below) to be made to you, to the extent required, and on the terms and conditions set forth in this letter agreement between you and the Company (this “Agreement”). This Agreement and the Gross-Up Payment(s) provided for herein shall replace and supersede any other agreements and promises made to you by the Company, whether written or oral, with respect to the subject matter herein, including any provision in any Employee Plan or other agreement between you and the Company (which, for the avoidance of doubt, is inclusive of Section 10 of your Management Continuity and Severance Agreement with the Company), providing for different treatment with respect to payments subject to Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder (the “Code”). For the avoidance of doubt, if the Closing does not occur, you will not receive a Gross-Up Payment and this Agreement shall be null and void ab initio.

1.

Notwithstanding anything to the contrary in any Employee Plan, if any compensatory payment or benefit (including payments and benefits received pursuant to this Agreement) you receive (or retain) in connection with the Merger, and the transactions contemplated by the Merger Agreement, from the Company or otherwise (each, a “Payment”), other than an Excluded Payment (as defined in the Company Disclosure Letter to the Merger Agreement), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall pay, and you shall be entitled to receive from the Company, an additional payment or payments in an amount equal to such Excise Tax (the “Excise Tax Payment(s)”) plus the amount necessary to put you in the same after-tax position (taking into account (a) any income or employment taxes, (b) any interest or penalties imposed with respect to such taxes other than any interest or penalties (other than any underlying excise taxes owed under Section 4999 of the Code) from which you are held harmless as contemplated by Sections 2 and 3, and (c) any additional Excise Tax imposed by Section 4999 of the Code) as if you had not received the Excise Tax Payment(s) (the “Make Whole Payment(s)” and collectively with the Excise Tax Payment(s), the “Gross-Up Payment(s)”). Notwithstanding anything to the contrary herein, (A) you shall not be entitled to a Gross-Up Payment if the aggregate amount of your Payments do not exceed 105% of the amount which is three times your “base amount” (within the meaning of Section 280G of the Code) and (B) the maximum aggregate value of the Gross-Up Payment(s) (other than Contest Indemnification Payments (as defined below) and any interest or penalties (other than any underlying excise taxes owed under Section 4999 of the Code) from which you are held harmless as contemplated by Sections 2 and 3) that may be paid to you or to a taxing authority on your behalf shall not exceed an aggregate amount of $[____] (the “Maximum Payment Amount”) and, if the aggregate amount of such Gross-Up Payment(s) paid or payable to you exceeds the Maximum Payment Amount, then such Gross-Up Payment(s) shall be reduced such that the aggregate amount of such Gross-Up Payment(s) payable to you equals the Maximum Payment Amount. The Company’s obligation to make any Gross-Up Payment(s) or Contest Indemnification Payment(s) under this Agreement shall not be conditioned upon your continued employment or termination of employment or the reduction of any amount of payments or benefits otherwise due or payable to you in connection with the transactions contemplated by the Merger Agreement.

2.

All determinations required to be made under this Agreement, including whether and when a Gross-Up Payment is required, the amount of any such Gross-Up Payment, the allocation of the value of any mitigation actions and the assumptions to be utilized in arriving at such determination, shall be made by a public accounting firm or other consultant selected by, and acting at the direction of, the Company (the “Accounting Firm”). For purposes of this Agreement, “Accounting Firm” means Golden Parachute Tax Solutions LLC, provided, that, if Golden Parachute Tax Solutions LLC withdraws, or is terminated, from its provision of services to the Company with respect to this Agreement, then Accounting Firm shall mean an independent nationally recognized accounting firm or other consultant selected by the Company. For purposes of determining the amount of the Gross-Up Payment(s), you shall be deemed to have: (x) paid federal income taxes at the highest marginal rate of federal income and employment taxation applicable to you for the calendar year in which the Gross-Up Payment(s) (or a portion thereof) is to be made, and (y) paid applicable state and local income taxes at the highest rate of taxation applicable to you for the calendar year in which the Gross-Up Payment(s) (or a portion thereof) is to be made (based on the state in which you reside at the relevant time), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The Accounting Firm may make such other reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code to the Payments. The Company shall request that the Accounting Firm provide detailed supporting calculations to both Parent and you within fifteen (15) business days of a Payment or such earlier time as is reasonably requested by Parent. All fees and expenses of the Accounting Firm shall be borne solely by Parent or the Company. Parent shall have a reasonable opportunity to review and comment on any draft determination by the Accounting Firm. Following final determination by the Accounting Firm, any such determination shall be binding upon Parent, the Company and you (unless such determination is later determined to be an Incorrect Determination (as defined below)).

As a result of the uncertainty in the application of Sections 280G and 4999 of the Code, if the initial determination of the Accounting Firm with respect to any Payment is later determined to be incorrect by Parent, the Company and/or a taxing authority (an “Incorrect Determination”), the Gross-Up Payment(s) will be redetermined by the Accounting Firm, at the direction of the Company, in accordance with the applicable Treasury regulations, and the amount of the Gross-Up Payment(s) payable to you or to any taxing authority on your behalf will be redetermined by the Accounting Firm. In such event, (i) subject to the Maximum Payment Amount (set forth above), the Company shall pay to you or to the relevant taxing authority on your behalf any resulting underpayment, or you shall return to the Company any resulting overpayment refund that is paid to you thereafter by any taxing authority and (ii) the Company shall pay to you the amount necessary such that, on an after-tax basis, you are held harmless for any interest or penalties imposed by the applicable taxing authority as a result of your underpayment of taxes as a result of the Incorrect Determination. Except as hereinafter set forth in the case of a claim made by a taxing authority, following approval by Parent, any determination (or redetermination, if applicable) of the amount of the Gross-Up Payment(s) shall be binding upon Parent, the Company and you, and you agree that, absent manifest error, you shall file all tax returns in respect of the relevant tax years consistently with such determination (or redetermination, if applicable).

3.

You shall notify Parent in writing of any claim by any taxing authority that, if successful, would require the payment by the Company of any Gross-Up Payment(s). Such notification shall be given as soon as practicable, but no later than ten (10) business days after you are informed in writing of such claim. You are required to provide Parent with a copy of the notice of claim by the taxing authority and the date set forth in the claim that the taxing authority specifies as the due date for payment of such claim. You may not pay such claim prior to the expiration of the thirty (30) day period following the date on which you give such notice to Parent (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).

If Parent or the Company does not notify you in writing prior to the expiration of such thirty (30) day period (or such shorter period ending on the date that any payment of taxes with respect to such claim is due) that Parent desires to contest such claim, the Company shall, within fifteen (15) business days after the expiration of such thirty (30) day period (or such shorter period ending on the date that any payment of taxes with respect to such claim is due), pay to you or to any taxing authority on your behalf (i) the amount (subject to the Maximum Payment Amount) claimed to be due by the taxing authority plus the amount necessary to put you in the same after-tax position as if you had not received such amount, in accordance with the methodology applicable to the determination of the Gross-Up Payment(s) set forth in Section 1, such that, on an after-tax basis you are held harmless for any Excise Tax or any other tax (including interest or penalties thereon) imposed with respect to the payment required to be made by the Company to you or to any taxing authority on your behalf pursuant to this sentence, and (ii) the amount necessary such that, on an after tax basis, you are held harmless for any interest or penalties (other than any underlying excise taxes owed under Section 4999 of the Code) imposed by the applicable taxing authority as a result of your underpayment of taxes as a result of the Incorrect Determination.

Without prejudice to the obligation to hold you harmless for interest or penalties (other than any underlying excise taxes owed under Section 4999 of the Code) imposed by the applicable taxing authority as a result of any underpayment by you of taxes as a result of the Incorrect Determination, if Parent or the Company notifies you in writing prior to the expiration of such thirty (30) day period (or such shorter period ending on the date that any payment of taxes with respect to such claim is due) that Parent desires that you contest such claim with the taxing authority (including without limitation by paying the tax claimed and suing for a refund) (such contest with the taxing authority, the “Contest”), you must (i) give Parent any information reasonably requested by Parent relating to such claim, (ii) take such action in connection with contesting such claim as Parent shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Parent, (iii) cooperate with Parent in good faith in order to effectively contest such claim, and (iv) permit Parent to participate in any proceedings relating to such claim; provided, however, that the Company shall cause Parent to bear and pay directly all costs and expenses (including additional taxes, interest and penalties, all attorneys’ fees and expenses in respect of any attorney that Parent selects or retains and other reasonable professional fees) incurred in connection with such Contest, and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or any other tax (including interest or penalties thereon) imposed and any such costs and expenses incurred by you during your lifetime (or by your estate while such estate is in existence) as a result of such Contest (such payments made to so indemnify and hold you harmless (on an after-tax basis) with respect to any costs or expenses (e.g., professional fees and interest) incurred solely as a result of such Contest, the “Contest Indemnification Payments”). Notwithstanding anything to the contrary in this Agreement, no Contest Indemnification Payments made to you shall count towards the Maximum Payment Amount. For the avoidance of doubt, for purposes of the preceding sentence, (i) any costs and expenses (e.g., professional fees and interest (on an after-tax basis)) constituting additional income to you as a result of any such Contest shall be deemed “Contest Indemnification Payments” and (ii) any Gross-Up Payments that relate to payments that were (or would have been) made to you irrespective of a Contest shall not be deemed “Contest Indemnification Payments” and shall count towards the Maximum Payment Amount.

Without limitation of the foregoing provisions of this Agreement, Parent or the Company shall control all proceedings taken in connection with such Contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole discretion, either direct you to pay the tax claimed and sue for a refund or Contest the claim in any other permissible manner, and you agree to prosecute such Contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Parent shall determine; provided, however, that (A) if Parent or the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income or employment tax (including interest or penalties thereon) imposed with respect to such advance, including any forgiveness thereof, or with respect to any imputed income in connection with such advance and (B) if such Contest results in any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due, such extension must be limited solely to such contested amount. Furthermore, the Company or Parent’s control of the Contest shall be limited to issues with respect to which the Gross-Up Payment(s) would be payable hereunder, and you are entitled to settle or contest, as the case may be, any other issue raised by the taxing authority.

4.

If, after the receipt by you of any Gross-Up Payment(s) or payment by the Company of an amount on your behalf pursuant to this Agreement, you become entitled to receive any refund with respect to the Excise Tax or the Gross-Up Payment(s), as determined by you and/or your personal accountants, in good faith, following good faith consultation with Parent or the Company, you shall promptly pay to the Company the amount of such refund following receipt thereof (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on your behalf, a determination is made that you shall not be entitled to any refund with respect to such claim and Parent or the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of the Gross-Up Payment(s) required to be paid and shall count towards the Maximum Payment Amount.

5.

It is intended that the Gross-Up Payment(s) and Contest Indemnification Payment(s) satisfy an exemption from, or comply with, Section 409A of the Code and the Treasury Regulations promulgated thereunder. To the maximum extent possible, this Agreement shall be construed accordingly. The amount of Gross-Up Payment(s) or Contest Indemnification Payment(s) provided during any year will not affect the amount of Gross-Up Payment(s) or Contest Indemnification Payment(s) you may receive in any other year. The right to receive any Gross-Up Payment(s) or Contest Indemnification Payment(s) is not subject to liquidation or exchange for another benefit.

6.

Any Gross-Up Payment(s), as determined pursuant to this Agreement, shall be paid by the Company to you (subject to all required applicable withholdings) no later than the date that the corresponding withholding of the Excise Tax or other amount is required to be remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 3 that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Agreement, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of you, all or any portion of any Gross-Up Payment(s), and you hereby consent to such withholding and such amounts withheld shall count towards the Maximum Payment Amount. Subject to you providing reasonable evidence substantiating the applicable costs and expenses no later than thirty-one (31) days prior to the last day of the year following the year in which the applicable cost or expense was incurred, any Contest Indemnification Payments (other than Gross-Up Payments) and other amounts due to you as a result of your underpayment of taxes as a result of an Incorrect Determination) shall be paid by the Company to you (subject to all required applicable withholdings) within thirty (30) days after you provide the Company with such substantiation of the applicable costs and expenses.

7.

This Agreement is intended to bind and inure to the benefit of and be enforceable by you, the Company, and the Surviving Corporation and any other person or entity who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person or entity actively assumes any rights or duties hereunder; provided, however, that (i) you may not assign any duties hereunder and may not assign any rights hereunder (other than by will or the laws of descent and distribution) without the written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) the Company may not assign any duties or rights hereunder (other than to an Affiliate, in which case the Company, as applicable, shall remain liable hereunder) without your written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If you shall die while any amounts would be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing to you to receive such amounts or, if no person is so appointed, to your estate. This Agreement sets forth the entire agreement between you and the Company with respect to Sections 280G and 4999 of the Code and any Gross-Up Payment(s) or Contest Indemnification Payment(s) to be provided to you or on your behalf relating to such Sections 280G and 4999, and supersedes all prior and contemporaneous communications, agreements, and understandings, written or oral, with respect thereto (which, for the avoidance of doubt, is inclusive of Section 10 of your Management Continuity and Severance Agreement with the Company). This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Company. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. The parties agree that this Agreement may be executed and delivered by electronic signatures and that the signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility. This Agreement shall be governed and construed in accordance with the laws of the State of [____], without regard to any conflict of laws principles that would result in the application of the laws of any jurisdiction.

8.

All notices, requests, claims, demands and other communications hereunder must be in writing and must be given (and will be deemed to have been duly given): (a) when delivered, if delivered in Person, (b) when sent, if sent by email, (c) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) one (1) Business Day after sending, if sent by overnight courier, in each case, to the respective parties at the following addresses (or at such other address for a party as has been specified by like notice):

i.	if to Parent or the Company:

SANOFI
46,	avenue de la Grande-Armée
75017	Paris – France
Attention:	[****]
Email:	[****]

with	an additional copy (which will not constitute notice) to:

Weil,	Gotshal & Manges LLP
767	5th Avenue
New	York, NY 10153
Attention:	Michael J. Aiello; Sachin Kohli
Email:	michael.aiello@weil.com; sachin.kohli@weil.com

ii.	if to you:

the email address listed below your signature, with an additional copy (which will not constitute notice) to your last known mailing address as reflected in the Company’s records.

[Signature Page Follows]

The parties have executed this Agreement effective as of the latest date stated by the parties’ signatures.

Dynavax Technologies Corporation

By:
Name:
Title:
Date:

Accepted and Agreed:
[Name]:
Title:
Email Address: